Exhibit 99.1


Gene Logic Reports Fourth Quarter and Full Year 2006 Financial Results

                Drug Development Becomes Company Focus

          Seeks Strategic Alternatives for Genomics Business

              Appoints Lloyd I. Miller, III as a Director


    GAITHERSBURG, Md.--(BUSINESS WIRE)--Feb. 23, 2007--Gene Logic Inc. (NASDAQ: GLGC) today reported financial results for the fourth quarter and twelve months ended December 31, 2006.

    Strategic Update and 2006 Highlights:

    We are transforming Gene Logic into a biopharmaceutical company through drug development partnerships with major pharmaceutical companies. We believe this focus is the best way to create value for our shareholders. To date, our partnerships include Pfizer, Hoffmann-La Roche, Eli Lilly, and Organon.

    Our partners provide Gene Logic with drug candidates that have been assessed as safe in human clinical trials, and for which development for their original indications has been discontinued. We are building a clinical-stage therapeutic pipeline by applying our proprietary drug indication platform that includes both comprehensive biological screening techniques and extensive genomics assets we previously developed and commercialized. Together, these combined assets represent a competitive advantage for Gene Logic and allow us to seek new therapeutic uses for our partners' discontinued candidates. We expect to earn milestones and royalties on repositioned drugs that our partners return to their development pipelines, and/or, in some cases, ownership positions in repositioned candidates that our partners choose not to pursue.

    In 2006, we began to explore new avenues of value for our Genomics Division, including capitalizing on our commercially demonstrated expertise in biomarker development as a potential platform for molecular diagnostics development. We have reduced our expenses while we continue to serve new and existing Genomics customers. We have engaged outside financial advisors to consider strategic alternatives to further develop this business. This effort could include a spin-off entity with a retained equity position or other alternative structures to capture value for Gene Logic.

    In summary, during 2006 we took a number of steps to support the new direction of our business:

    -- Signed drug development partnership agreements with Eli Lilly and Organon.

    -- Acquired certain rights from Millennium Pharmaceuticals to a drug candidate for which we have identified potential new indications.

    -- Began evaluating more than 40 clinical-stage drug candidates for new therapeutic use. These compounds originate through our partnerships with Pfizer, Hoffman-La Roche, Eli Lilly, and Organon.

    --  Expanded our good laboratory practice ("GLP") Genomics
        Services in support of our pharmaceutical customers' clinical trials while continuing to add new customers to our Genomics information business.

    -- Began to seek to apply our Genomics Division assets toward molecular diagnostics development, and lowered expenses by reducing our workforce and closing the Berkeley, California office.

    -- Completed the sale of our Pre-Clinical Division, which included four of our leased facilities and the transfer of approximately 200 employees.

    As a result of these changes, we have reduced the number of employees from 434 at the end of 2005 to 151 as of year-end 2006.

    Gene Logic is reporting the following for the fourth quarter and twelve months ended December 31, 2006:

    Revenue from Continuing Operations

    Revenue from Gene Logic's continuing operations is derived primarily from its Genomic Services Division. To date, meaningful revenue from the Drug Repositioning Division has not been recorded. Total revenue from continuing operations for the fourth quarter of 2006 was $7.2 million compared to $17.8 million for the fourth quarter of 2005, a decrease of $10.6 million. This decline in sales for the Company's subscription-based database services reflects our customers' continuing shift in their research activities from early-stage drug discovery into later stage development and validation efforts.

    Total revenue from continuing operations for the full year 2006 was $24.3 million compared to $57.2 million for 2005, a decrease of $32.8 million due to the decline in demand for the company's Genomics subscription-based database services described above.

    Operating Expenses from Continuing Operations

    Operating expenses from our continuing operations consist of costs for services and adding content to the Company's Genomics databases, costs for developing and providing our Drug Repositioning Division services and sales, marketing, and general and administrative expenses associated with all of our businesses, as well as restructuring expenses.

    For the fourth quarter of 2006, total operating expenses from continuing operations were $13.5 million and $17.1 million for the same period of 2005, a decrease of $3.5 million or 21%. This reduction reflects the favorable impact of the restructuring of the Genomics Division and lower amounts spent on additional Genomics database content.

    For all of 2006, total operating expenses from continuing operations, excluding Genomics Division restructuring expenses of $5.3 million, were $59.7 million compared to $65.3 million for 2005, a decrease of $5.6 million or 9%. This reduction reflects the favorable impact of the restructuring of the Genomics Division and lower amounts spent on additional Genomics database content, partially offset by $1.8 million in increased spending for our Drug Repositioning Division due to the previously anticipated higher costs associated with evaluating compounds under the terms of Gene Logic's various Drug Repositioning agreements.

    Segment Operating Income (Loss) from Continuing Operations

    Note: Management uses operating income to evaluate segment performance. To arrive at operating income, the Company has included all direct costs for providing its services and an allocation for corporate overhead applied on a consistent and reasonable basis. The Company has excluded the cost of income taxes and interest income or expense and could also exclude certain unusual or corporate related costs in the future.

    Segment Operating Income (Loss) for the Fourth Quarter and Year Ended December 31:

                         Three Months Ended     Twelve Months Ended
                             December 31,            December 31,
                        ---------------------- -----------------------
                           2006       2005        2006        2005
                        ----------- ---------- ----------- -----------
Drug Repositioning
 Division               $   (3,837) $  (3,550) $  (15,077) $  (13,730)
Genomics Division           (2,501)     4,248     (25,541)      5,631
                        ----------- ---------- ----------- -----------
Total operating income
 (loss)                 $   (6,338) $     698  $  (40,618) $   (8,099)
                        ----------- ---------- ----------- -----------

    Drug Repositioning Division:

    For the fourth quarter and twelve months of 2006, the Company's operating losses in the Drug Repositioning Business were $3.8 million and $15.1 million, respectively, compared to $3.6 million and $13.7 million for the prior year periods, respectively. These results reflect the continuing scale-up and development of the Company's Drug Repositioning Business over the past 12 months. Spending increased largely due to additional expenses related to evaluating increased numbers of compounds as a result of more agreements with its partners. The Company expects to continue its investment in the Drug Repositioning Business.

    Genomics Services Division:

    For the fourth quarter of 2006, Genomics Services Division reported an operating loss of $2.5 million compared to an operating profit of $4.2 million for the fourth quarter of 2005. For the twelve months of 2006, Genomics Services Division reported an operating loss of $25.5 million compared to an operating profit of $5.6 million for the twelve months of 2005. The results for both the fourth quarter and full year continue the recent trend of significantly lower year-over-year performance caused primarily by sales shortfalls due to the continuing loss of revenue for the Company's subscription-based database services, partially offset by the favorable impact of the restructuring and lower amounts spent on additional Genomics database content.

    Discontinued Operations

    On December 15, 2006 we announced the closing of the sale of Gene Logic Laboratories, Inc., our Pre-Clinical Division, for a sales price of $15.0 million, including $13.5 million paid at closing and $1.5 million held in escrow for 12 months to guarantee certain obligations under the agreement. The sales price is subject to final adjustment for certain changes in working capital and the assumption of certain liabilities associated with the business. At September 30, 2006 we estimated an $11.0 million impairment for our Pre-Clinical Division which has been adjusted to $10.9 million at December 31, 2006, to reflect the terms and conditions of sale, and to reserve against remaining expenses and liabilities. Further adjustments to the impairment could become necessary in 2007 to reflect actual fees and expenses incurred, final adjustments to the purchase price, or if valid claims are made against the amount held in escrow.

    In addition, $3.7 million and $4.2 million in costs for 2006 and 2005 respectively, that were previously allocated to the Pre-Clinical Division have been re-allocated to the Genomics and Drug Repositioning Division. Of these amounts, $0.9 million and $1.0 million for 2006 and 2005, respectively, are attributed to the fourth quarter. These amounts represent costs that, as a result of the actual terms of sale, we have now determined will not be eliminated as a result of the sale of the Pre-Clinical Division.

                              Three Months Ended  Twelve Months Ended
                                 December 31,        December 31,
                              ------------------ ---------------------
                              2006 (1)   2005     2006 (1)    2005
                              -------- --------- ---------- ----------

Revenue from discontinued
 operations                   $ 7,254  $  4,670  $  25,961  $  22,180
Income (Loss) from
 discontinued operations      $   854  $ (3,126) $ (16,456) $ (42,924)

(1) Includes an impairment (credit) charge of ($0.1) million and $10.9 million during the three and twelve months ended December 31, 2006, respectively.

    Net Loss

    For the fourth quarter of 2006, total consolidated net loss was $5.0 million or $0.16 per share, compared to a net loss of $2.1 million, or $0.07 per share, for the fourth quarter of 2005. For the twelve months of 2006, total consolidated net loss was $54.7 million or $1.72 per share, compared to a net loss of $48.3 million, or $1.52 per share, for the twelve months of 2005. Total net loss for the twelve months of 2006 includes a $10.9 million impairment charge associated with the Pre-Clinical Division and $5.3 million in restructuring charges for the Genomics Services Division. Total net loss for the twelve months of 2005 included a $32.8 million charge associated with recording the impairment of goodwill for the Pre-Clinical Division.

    Liquidity

    As of December 31, 2006, the Company had $50.1 million in combined cash, cash equivalents and marketable securities available-for-sale, compared to $82.1 million as of December 31, 2005.

    Appointment of Lloyd I. Miller, III to the Board of Directors

    The Company is pleased to announce it has appointed Lloyd I. Miller, III, a significant investor in the Company, to its board of directors. Mr. Miller is an independent investor and has served on numerous corporate boards, including Vulcan International, American Controlled Industries, and Denny's. He is currently a director of Pharmos Corporation, Stamps.com, and American Banknote, among others. Mr. Miller is a member of the Chicago Board of Trade and the Chicago Stock Exchange, and is a Registered Investment Advisor.

    Conference Call and Webcast

    Gene Logic will host a conference call and webcast on February 23, 2007 at 10:00 a.m. Eastern to discuss the results for the fourth quarter and full year of 2006. Participants to the live call may dial
(800)798-2801 or (617)614-6205 and use the passcode Gene Logic; alternatively, a webcast of the live call will be accessible from the Investors section of the Company's website at www.genelogic.com/investors/confcalls.cfm.

    A replay of the call will be available beginning February 23, 2007 through March 9, 2007. Participants to the replay may dial
888/286-8010 or 617/801-6888 and use the passcode 90041714. An archived webcast of the conference call will also be available under the Investors section of the Company's website at www.genelogic.com.

    Gene Logic Overview

    Gene Logic is transforming into a biopharmaceutical development company through partnerships with pharmaceutical companies. Our partners provide Gene Logic with access to their drug candidates that have been assessed as safe in human clinical trials but discontinued for other reasons. Gene Logic applies its drug indication platform to find new therapeutic uses for the drug candidates. Gene Logic expects to receive milestone payments and royalties on drug candidates that our partners choose to develop based on the indications we find or, if the partner elects not to pursue such new indications, Gene Logic may receive ownership and development rights.

    Gene Logic has also developed proprietary genomics databases and services to enable customers worldwide to discover and prioritize drug targets, identify biomarkers, predict toxicity and understand mechanisms of toxicity, and obtain insights into the efficacy of specific compounds. We continue to offer customers these services and licenses to the databases. Such databases, services and expertise are also a vital part of our drug indication platform. We are now seeking strategic alternatives to use our Genomics assets capabilities and expertise for molecular diagnostics.

    Founded in 1994, Gene Logic is headquartered in Gaithersburg, Md., with additional research and development facilities in Cambridge, Mass. The Company currently has about 150 employees worldwide. For more information, visit www.genelogic.com or call toll-free -
1/800/GENELOGIC.

    Safe Harbor Statement

    This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the Company's ability to identify strategies for making its businesses successful and the impact of such strategies on our business and financial performance and on shareholder value. Forward-looking statements typically include the words "expect," "anticipate," "believe," "estimate," "intend," "may," "will," and similar expressions as they relate to Gene Logic or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly such risks and uncertainties that may affect the Company's operations, financial condition and financial results and that are discussed in detail in the Company's Annual Report on Form 10-K and our other subsequent filings with the Securities and Exchange Commission. They include, but are not limited to: whether we will be able to identify and successfully implement strategies, on favorable terms or at all, for improving the performance and value of our businesses and improving the value of our Genomics business and whether repositioned compounds are successfully returned to our customers' pipelines and generate sales, and resulting milestones and royalties for the Company or whether we acquire repositioned compounds on acceptable terms and are able to derive revenue from these compounds through licensing or otherwise, whether we can enter into agreements to develop sufficient compounds to fulfill our plans for the Drug Repositioning Division, and improving the value of our businesses to shareholders; whether there will be remaining price adjustments or liabilities associated with the sale of the Pre-Clinical Division, whether we will be able successfully to manage our existing cash adequately and whether we will have access to financing on sufficiently favorable terms to maintain our businesses and effect our strategies, including development of repositioned compounds; whether we will be able to recruit and retain qualified personnel, particularly in light of our restructuring efforts; potential negative effects on our operations and financial results from workforce reductions, other restructuring activities, and the evaluation of strategic options; the potential loss of significant customers; the possibility of further write-down of the value of certain intangible assets of the Company, including goodwill associated with the Genomics Division; and the possibility of delisting from NASDAQ Global Markets, which could have an adverse effect on the value of our stock. Gene Logic undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                           Gene Logic Inc.
                       Statement of Operations
               (in thousands, except per share amounts)


                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                              -------------------- -------------------
                                2006       2005      2006      2005
                              ---------- --------- --------- ---------
                                  (unaudited)
Revenue:
 Genomics services            $   7,181  $ 17,477  $ 24,310  $ 56,602
 Drug repositioning services          -       272        36       588
                              ---------- --------- --------- ---------
   Total revenue                  7,181    17,749    24,346    57,190

Expenses:
 Database production              5,966     8,146    27,408    31,689
 Research and development         2,266     2,152     9,876     6,812
 Selling, general and
  administrative                  5,406     6,753    22,422    26,788
 Genomics Division
  restructuring                    (119)        -     5,258         -
                              ---------- --------- --------- ---------
   Total expenses                13,519    17,051    64,964    65,289
                              ---------- --------- --------- ---------
   Loss from operations          (6,338)      698   (40,618)   (8,099)
Interest (income), net             (532)     (781)   (2,694)   (2,625)
Other (income) expense               20      (253)       55      (813)
Write-down of other-than-
 temporary decline in value
 of marketable securities
 available-for-sale                   -       719         -       719
Write-down of equity
 investment                           -         -       275         -
                              ---------- --------- --------- ---------
   Income (Loss) from
    continuing operations        (5,826)    1,013   (38,254)   (5,380)
   Income (Loss) from
    discontinued operations         854    (3,126)  (16,456)  (42,924)
                              ---------- --------- --------- ---------
   Net loss                   $  (4,972) $ (2,113) $(54,710) $(48,304)
                              ========== ========= ========= =========
Basic and diluted net loss
 per share:
   Income (Loss) from
    continuing operations     $   (0.18) $   0.03  $  (1.20) $  (0.17)
   Income (Loss) from
    discontinued operations        0.02     (0.10)    (0.52)    (1.35)
                              ---------- --------- --------- ---------
   Net loss                   $   (0.16) $  (0.07) $  (1.72) $  (1.52)
                              ========== ========= ========= =========
Shares used in computing
 basic and diluted net loss
 per share                       31,820    31,771    31,807    31,744
                              ========== ========= ========= =========
(1) Line items include non-
 cash stock compensation
 expense as follows:
Database production           $      23  $      -  $    149  $      -
Research and development             13         -        92         -
Selling, general and
 administrative                      49         -       390         -
Income (Loss) from
 discontinued operations             15         -       158         -
                              ---------- --------- --------- ---------
Total non-cash stock
 compensation expense         $     100  $      -  $    789  $      -
                              ========== ========= ========= =========


                           Gene Logic Inc.
                Consolidated Condensed Balance Sheets
                            (in thousands)


                                            December 31,  December 31,
                                                2006          2005
                                           ------------- -------------

                  ASSETS
Current assets:
 Cash and cash equivalents                 $     25,700  $     43,946
 Marketable securities available-for-sale        24,410        38,179
 Accounts receivable, net of allowance of
  $45 and $255 as of December 31, 2006 and
  2005, respectively                              3,327         1,779
 Unbilled services                                  589         3,001
 Inventory, net                                   2,180         3,091
 Prepaid expenses                                 1,260         1,548
 Other current assets                             3,551           839
 Assets of discontinued operations held
  for sale                                            -        32,889
                                           ------------- -------------
     Total current assets                        61,017       125,272
Property and equipment, net                      12,829        15,603
Long-term investments                             2,964         3,239
Goodwill                                          2,677         2,677
Other intangibles, net                           10,060        13,399
Other assets                                        726           529
                                           ------------- -------------
     Total assets                          $     90,273  $    160,719
                                           ============= =============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                          $      3,703  $      4,802
 Payable to Bridge Pharmaceuticals                1,727             -
 Accrued compensation and employee
  benefits                                        2,883         6,277
 Other accrued expenses                           3,751         3,554
 Accrued restructuring costs                      1,941             -
 Current portion of long-term debt                  499           497
 Acquired technologies payable                        -         3,492
 Deferred revenue                                 3,299         9,738
 Liabilities of discontinued operations
  held for sale                                       -         5,374
                                           ------------- -------------
     Total current liabilities                   17,803        33,734
Deferred revenue                                    228             -
Long-term debt, net of current portion               78           127
Deferred rent                                     1,074         2,002
                                           ------------- -------------
     Total liabilities                           19,183        35,863
                                           ------------- -------------
Stockholders' equity:
 Preferred stock, $.01 par value;
  10,000,000 shares authorized; and no
  shares issued and outstanding as of
  December 31, 2006 and 2005                          -             -
 Common stock, $0.1 par value; 60,000,000
  shares authorized; 31,820,273 and
  31,771,835 shares issued and outstanding
  as of December 31, 2006 and 2005,
  respectively                                      318           318
 Additional paid-in capital                     386,530       385,586
 Accumulated other comprehensive loss               (78)          (78)
 Accumulated deficit                           (315,680)     (260,970)
                                           ------------- -------------
     Total stockholders' equity                  71,090       124,856
                                           ------------- -------------
     Total liabilities and stockholders'
      equity                               $     90,273  $    160,719
                                           ============= =============

    CONTACT: Gene Logic Inc.
             Investors:
             Philip L. Rohrer, Jr., 301-987-1700
             Chief Financial Officer
             prohrer@genelogic.com
             or
             Investors and Media:
             Christopher Culotta, 301-987-1752
             Director, Strategic Communications
             cculotta@genelogic.com